Exhibit 99.1
Bulletin No.: 2008-20
December 29, 2008

TO:	STOCKHOLDERS

SUBJECT:	Fourth Quarter 2008 Dividend, Third Quarter 2008 Operating Highlights & Fourth Quarter 2008 Outlook
Overview / Fourth Quarter 2008 Dividend. The Board of Directors of the Federal Home Loan Bank of Dallas (Bank) has declared a dividend in the form of capital stock for the fourth quarter of 2008 at an annualized rate of 1.94 percent, equal to the average effective federal funds rate for the third quarter of 2008. The fourth quarter dividend, applied to average capital stock held during the period from July 1, 2008 through September 30, 2008 and based on results of operations for that same period, will be paid on December 31, 2008.
As discussed in more detail below, the Bank’s net income of $75.1 million for the third quarter of 2008 included approximately $45 million (net of REFCORP and AHP assessments) of net hedge ineffectiveness gains associated with hedges of fixed rate debt that are expected to reverse as net hedge ineffectiveness losses in the fourth quarter of 2008. As a result of this anticipated reversal and the impact of the recent sharp decline in short term asset yields on the Bank’s net interest income, the Bank currently anticipates that it will report a net loss for the fourth quarter of 2008. In addition, if the Bank determines that any of its residential mortgage-backed securities are other than temporarily impaired at December 31, 2008, the Bank will also be required to recognize an impairment loss for any identified securities in the fourth quarter of 2008.
As also discussed in more detail below, while there can be no assurance about future dividend payments, the Bank currently anticipates that it will have sufficient retained earnings to pay a dividend for the fourth quarter of 2008, to be paid on March 31, 2009, at a rate consistent with the average effective federal funds rate for the fourth quarter. In addition, while there can be no assurances about 2009 earnings, dividends, or regulatory actions, the Bank currently anticipates that its 2009 earnings will be sufficient to continue paying dividends at a target rate equal to the average effective federal funds rate for the applicable quarterly periods of 2009.
Third Quarter 2008 Operating Highlights. The Bank filed its report for the quarterly period ended September 30, 2008 (the third quarter 10-Q) with the Securities and Exchange Commission (SEC) on November 14, 2008. The following discussion summarizes the Bank’s results for the quarter and nine months ended September 30, 2008. More detail is available in the Bank’s third quarter 10-Q, which can be found either on the Bank’s web site (www.fhlb.com) or on the SEC’s web site (www.sec.gov).

Total assets at September 30, 2008 were $85.7 billion, compared with $76.2 billion at June 30, 2008 and $63.5 billion at December 31, 2007. The increases for both the third quarter and the year-to-date period were driven primarily by growth in the Bank’s advances to member institutions. Advances were $68.0 billion at September 30, 2008, compared with $60.1 billion at June 30, 2008 and $46.3 billion at December 31, 2007.
The growth in advances reflected in part the unsettled nature of the capital markets throughout the first nine months of the year and the relative attractiveness of advances as a source of liquidity and long term funding for member institutions. Advances grew for both community financial institutions (members with average total assets less than $1.0 billion) and for larger institutions. During this period of difficult market conditions, the Bank has remained committed to fulfilling its mission of providing liquidity and longer term funding to its member institutions so they can provide credit to the communities they serve.
The Bank’s net income for the third quarter of 2008 was $75.1 million, compared with $32.8 million for the same period in 2007. Net income for the nine months ended September 30, 2008 was $146.9 million, up from $96.5 million for the same period in 2007. The largest component of the increase in net income for the quarter and nine months ended September 30, 2008 was an increase in net gains on derivatives and hedging activities. During the third quarter of 2008, the Bank recorded net gains of $56.3 million, compared with $0.9 million for the same period in 2007; for the nine months ended September 30, 2008, the Bank recorded net gains of $71.0 million, compared with $0.8 million for the same period in 2007.
As described more fully in the Bank’s third quarter 10-Q, the increase in net gains from derivatives and hedging activities in the third quarter of 2008 was largely attributable to hedge ineffectiveness on interest rate swaps used to convert approximately $40 billion of fixed rate debt to LIBOR floating rates and on which the Bank pays a floating rate tied to three-month LIBOR. The Bank makes extensive use of interest rate swaps to convert fixed rate assets and liabilities into floating rate instruments in an effort to maintain a relatively neutral interest rate risk position. A substantial portion of the Bank’s assets have floating rates tied to either one- or three-month LIBOR, but the majority of the Bank’s debt is fixed rate and must be converted to floating rates by using interest rate swaps to achieve the desired interest rate risk profile.
The unrealized hedge ineffectiveness gains in the third quarter of 2008 associated with the Bank’s hedges of fixed rate debt were attributable in large part to the unusual spike in three-month LIBOR rates during the last half of September. The gains primarily represent the present value of the difference between the amount of interest the Bank would pay based on the index rate for the floating rate leg of each swap at its most recent reset date and the amount it would pay based on the current index rate as of the valuation date, discounted for the period from the valuation date to the next reset date for the floating rate leg of the swap. As discussed in more detail in the “Fourth Quarter Outlook” section below, the Bank currently expects the unrealized hedge ineffectiveness gains recorded in the third quarter to be reversed as unrealized hedge ineffectiveness losses in the fourth quarter of 2008.

Approximately $41 million (net of REFCORP and AHP assessments) of the Bank’s total net income of $75.1 million for the third quarter of 2008 was attributable to net gains on derivatives and hedging activities, including $45 million (also net of assessments) of net ineffectiveness gains associated with hedges of fixed rate debt. Since unrealized net gains on derivatives and hedging activities are transitory, they are generally not considered to be available for distribution as dividends. Of the remaining $34 million in net income for the quarter, the Bank’s dividend distribution from third quarter 2008 earnings, to be paid on December 31, 2008, will represent about $15 million. As a result, the Bank will have added approximately $60 million to retained earnings from third quarter 2008 earnings, which will be available to absorb future losses or support the future payment of dividends.
For more details about the Bank’s third quarter and nine-month financial results, please refer to the Bank’s third quarter 10-Q, which is available on either the Bank’s or the SEC’s web site.
Fourth Quarter Outlook. Looking forward, two factors are likely to have a negative impact on the Bank’s fourth quarter 2008 operating results. First, three-month LIBOR rates have fallen significantly not only from the peak of late September and early October but also below the levels that prevailed prior to September 15. As a result, it now appears likely that the anticipated net unrealized hedge ineffectiveness loss in the fourth quarter of 2008 related to interest rate swaps associated with fixed rate debt will more than offset the unrealized net hedge ineffectiveness gains reported for those hedging relationships during the third quarter of 2008. Actual total net gains or losses from derivatives and hedging activities will depend on the level of three-month LIBOR at December 31, 2008 as well as the impact of other hedges and certain stand alone derivative positions.
The second factor likely to have a negative impact on fourth quarter results is the impact of the recent sharp decline in short term asset yields on the Bank’s net interest income. To ensure that the Bank would have sufficient liquidity on hand to fund member advances throughout the year-end period, the Bank has maintained a pool of liquidity funded primarily by debt issued during the first half of the quarter. As yields have declined sharply on the Bank’s short term assets, including overnight federal funds sold and short term advances to members, this debt has been carried at a negative spread.
Based on the expected timing and magnitude of the reversal of the unrealized net gains on derivatives and hedging activities reported for the third quarter and the anticipated impact of the negative spread associated with the Bank’s short term assets, the Bank currently expects to report a net loss for the fourth quarter of 2008.
In connection with the preparation of its annual report for 2008, the Bank will also update its evaluation of its non-agency residential mortgage-backed securities (RMBS) to determine whether any of those securities have become “other-than-temporarily-impaired” (OTTI) since the Bank’s third quarter evaluation. Such a determination for any individual security would require the Bank to recognize the previously unrealized fair value loss for that security as a realized impairment loss in the fourth quarter of 2008. For more information about the Bank’s non-agency RMBS portfolio, see the Bank’s third quarter 10-Q.

For some time, the Bank’s dividend target has been to pay dividends at rates at least equal to the average effective federal funds rate. Due to the Federal Reserve’s efforts to provide liquidity to the credit markets, the federal funds rate hovered well below the target rate of 1.0 percent during the first two and a half months of the fourth quarter. Combined with the Federal Reserve’s recent action to reduce the target rate to a range of 0.0 to 0.25 percent, the average effective federal funds rate for the fourth quarter of 2008 is likely to be near 0.50 percent.
Although there can be no assurance regarding the amount of the Bank’s net income (loss) for the fourth quarter of 2008, whether the Bank will determine that its resulting retained earnings are adequate to support the payment of a dividend at its target rate, or that the Bank’s regulator, the Federal Housing Finance Agency, will not prohibit or otherwise restrict the Bank’s dividend payment, the Bank currently anticipates that it will have sufficient retained earnings to declare a dividend related to the fourth quarter of 2008, to be paid at the end of the first quarter of 2009, at a rate that approximates the actual average effective federal funds rate for the fourth quarter.
Similarly, while there can be no assurance regarding the level of the Bank’s future earnings or its ability to pay dividends in future quarters, the Bank currently anticipates that its 2009 earnings will be sufficient to continue paying dividends at a target rate equal to the average effective federal funds rate for each applicable quarterly period of 2009.
The Bank’s Board of Directors and management sincerely appreciate our members’ business and support of the Bank as we have collectively worked our way through the extraordinary credit market events of the last 16 months. We take seriously our commitment to be a stable source of reasonably priced credit for our members, and we are working hard to ensure that we can continue to meet your needs for funding and other financial services in the future. If you have any questions about the information in this bulletin, please feel free to contact your Member Sales Officer at 800.442.9841.
Sincerely,
/s/ Terry Smith
Terry Smith
President and Chief Executive Officer
Forward-Looking Information
This Bulletin contains forward-looking statements that reflect current beliefs and expectations of the Bank about its future results, performance, liquidity, financial condition, prospects and opportunities, including the prospects for the payment of future dividends. These statements are identified by the use of forward-looking terminology, such as “anticipates,” “plans,” “believes,” “could,” “estimates,” “may,” “should,” “would,” “will,” “expects,” “intends” or their negatives or other similar terms. The Bank cautions that forward-looking statements involve risks or uncertainties that could cause the Bank’s actual results to differ materially from those expressed or implied in these forward-looking statements, or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, undue reliance should not be placed on such statements.

These risks and uncertainties include, without limitation, evolving economic and market conditions, political events, and the impact of competitive business forces. The risks and uncertainties related to evolving economic and market conditions include, but are not limited to, potentially adverse changes in interest rates, adverse changes in the Bank’s access to the capital markets, material adverse changes in the cost of the Bank’s debt, adverse consequences resulting from a significant regional or national economic downturn, credit and prepayment risks, or changes in the financial health of the Bank’s members or non-member borrowers. Among other things, political events could possibly lead to changes in the Bank’s regulatory environment or its status as a government-sponsored enterprise, or to changes in the regulatory environment for the Bank’s members or non-member borrowers. Risks and uncertainties related to competitive business forces include, but are not limited to, the potential loss of large members or large borrowers through acquisitions or other means or changes in the relative competitiveness of the Bank’s products and services for member institutions. For a more detailed discussion of the risk factors applicable to the Bank, see “Item 1A — Risk Factors” in Part 1 of the Bank’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 28, 2008 and “Item 1A — Risk Factors” in Part II of the Bank’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008. The Bank undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.